Exhibit 2.7

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [●] (this “Agreement”), is by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), and Seattle SpinCo, Inc., a Delaware corporation (“Seattle”). Houston and Seattle are sometimes collectively referred to as the “Parties” and each is individually referred to as a “Party.” Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement, dated as of September 7, 2016, by and between the Parties (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, the Board of Directors of Houston has determined that it is in the best interests of Houston and its shareholders to separate the Seattle Business from the Houston Business and to create a new publicly traded company to operate the Seattle Business;

WHEREAS, Houston and Seattle have entered into the Separation Agreement;

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other certain Services (as defined herein); and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by Houston and Seattle on or prior to the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.3(a).

“Affiliates” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Automatic Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended), any legislation in any European jurisdiction implementing the Acquired Rights Directive (2001/23/EC) (“ARD”), or any other legislation, regulations, or applicable Law in any other jurisdiction that has the same or similar effect to the ARD and/or seeks to automatically transfer the employment of individuals on the transfer of the business or part of the business in which they work or on the outsourcing, insourcing, or retendering of services in which they are engaged in providing.

“Data Processing Agreement” shall have the meaning set forth in Section 3.4.

“Designated System” shall have the meaning set forth in Section 3.5(e).

“Dispute” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“Employee Transfer Date” means the date on which any contract of employment of any employee of the Provider has effect or is alleged to have effect as if originally made between the Recipient and such employee pursuant to any Automatic Transfer Regulations.

“Governmental Authority” shall have the meaning set forth in the Separation Agreement.

“Group” shall have the meaning set forth in the Separation Agreement.

“Houston” shall have the meaning set forth in the Preamble.

“Houston Business” shall have the meaning set forth in the Separation Agreement.

“Houston Confidential Information” shall have the meaning set forth in the Separation Agreement.

“Houston Employee” shall mean any employee employed by Houston or any member of the Houston Group.

“Houston Group” shall have the meaning set forth in the Separation Agreement.

“Houston Indemnified Parties” shall have the meaning set forth in the Separation Agreement.

“Houston Services” shall have the meaning set forth in Section 2.1.

“Houston TSA Manager” shall have the meaning set forth in Section 2.5(a).

“Indemnified Parties” shall mean the Houston Indemnified Parties and the Seattle Indemnified Parties.

“Information” shall have the meaning set forth in the Separation Agreement.

“Initial Term” has the meaning set forth in Section 7.1(b).

“Intellectual Property Rights” shall have the meaning set forth in the Separation Agreement.

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“Interest Rate” shall mean an annual rate equal to the lesser of (i) the prime rate (as published by the Wall Street Journal or, if no longer published, such other similar source as reasonably selected by Houston) applicable on the date such payment is due and on each date thereafter that interest is compounded, plus six (6) percentage points and (ii) the highest rate then permitted by applicable Law.

[“Joint Developments” shall have the meaning set forth in Section 3.6(a).]

“Law” shall have the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Losses” shall have the meaning set forth in Section 6.4(a).

“Markup” shall have the meaning set forth in Section 4.1(a).

“Miami” shall have the meaning set forth in the Separation Agreement.

“Miami Entities” shall have the meaning set forth in the Merger Agreement.

“Non-Registering Party” shall have the meaning set forth in Section 3.6(c).

“Omitted Houston Services” shall have the meaning set forth in Section 2.3(a).

“Omitted Services” shall have the meaning set forth in Section 2.3(a).

“Party” and “Parties” shall have the respective meanings set forth in the Preamble.

“Person” shall have the meaning set forth in the Separation Agreement.

“Provider” shall mean the Party or its Subsidiary providing a Service under this Agreement.

“Quarterly Caps” shall have the meaning set forth in Section 4.1(a).

“Recipient” shall mean the Party or its Affiliate to whom a Service is provided under this Agreement.

“Registering Party” shall have the meaning set forth in Section 3.6(c).

“Representatives” shall have the meaning set forth in the Separation Agreement.

“Seattle” shall have the meaning set forth in the Preamble.

“Seattle Business” shall have the meaning set forth in the Separation Agreement.

“Seattle Confidential Information” shall have the meaning set forth in the Separation Agreement.

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“Seattle Employee” shall mean any employee employed by Seattle or any member of the Miami Entities.

“Seattle Group” shall have the meaning set forth in the Separation Agreement.

“Seattle Indemnified Parties” shall have the meaning set forth in the Separation Agreement.

“Seattle Services” shall have the meaning set forth in Section 2.1.

“Seattle TSA Manager” shall have the meaning set forth in Section 2.5(a).

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Adjustments” shall have the meaning set forth in Section 2.3(b).

“Service Charge” shall have the meaning set forth in Section 4.1(a).

“Service Extension” means an extension of the duration of a Service for three (3) months beyond the then-current Service duration, as may be requested by the Recipient and provided by the Provider in accordance with Section 7.1(b).

“Service Schedule” means a Schedule to this Agreement that is included in Schedule A or Schedule B hereto as such Service Schedule is updated accordance herewith and that sets forth terms of specific Services to be provided hereunder.

“Services” shall have the meaning set forth in Section 2.1.

“Software” shall have the meaning set forth in the Intellectual Property Matters Agreement.

“Subsidiaries” shall have the meaning set forth in the Separation Agreement.

“Tax” shall have the meaning set forth in the Separation Agreement.

“Term” shall have the meaning set forth in Section 7.1(a).

“Termination Charges” shall have the meaning set forth in Section 7.1(c)(iii).

“Transaction Documents” shall have the meaning set forth in the Separation Agreement.

“Transaction Taxes” shall have the meaning set forth in Section 4.2(a).

“TSA-Licensed Software” shall have the meaning set forth in Section 3.5(a).

“TSA Managers” means the Seattle TSA Manager and the Houston TSA Manager.

“TSA Owner” shall have the meaning set forth in Section 2.5(c).

“VAT” shall have the meaning set forth in Section 4.2(a).

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“Work Product” shall have the meaning set forth in Section 3.7.

“Workstream Representative” shall have the meaning set forth in Section 2.5(b).

Article II
SERVICES, DURATION AND CONTRACT MANAGEMENT

Section 2.1            Services. Subject to the terms and conditions of this Agreement, Houston shall provide or cause to be provided to Seattle, Miami and their respective Subsidiaries, as applicable, the services listed on Schedule A to this Agreement, which will be provided pursuant to the Service Schedules incorporated therein, and (collectively, the “Houston Services”), and Seattle shall provide or cause to be provided to Houston and Houston’s Subsidiaries, as applicable, the services listed on Schedule B to this Agreement, which will be provided pursuant to the Service Schedules incorporated therein (collectively, the “Seattle Services,” and, collectively with the Houston Services, any Additional Services and any Service Adjustments, the “Services”). All Services shall be for the sole use and benefit of the respective Recipient and its respective Affiliates. Except as otherwise provided in this Agreement, including Schedules A and B, Provider shall be required to provide Services to Recipient only in connection with the Recipient’s operation of the Houston Business or the Seattle Business (as applicable for the Recipient) substantially as conducted on or prior to the Distribution Date. Except to the extent Recipient did so prior to the Distribution Date and except to the extent with respect to Services included in customer-facing products and services, Recipient shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than its Affiliates in connection with Recipient’s operation of the Houston Business or the Seattle Business (as applicable for the Recipient).

Section 2.2            Duration of Services. Subject to the terms of this Agreement, each of Houston and Seattle shall provide or cause to be provided to the respective Recipients or their Affiliates, as applicable, each Service from the start date specified in the applicable Service Schedule until the earliest to occur of, with respect to each such Service, (a) the expiration of the term for such Service (or, subject to the terms of Section 7.1(b), the expiration of any Service Extension) as set forth on the applicable Service Schedule; (b) the date on which such Service is terminated under Section 7.1(c); or (c) the expiration or termination of this Agreement.

Section 2.3            Additional Services and Service Adjustments.

(a)                If, within ninety (90) days after the Distribution Date, either Party (i) identifies a service that (A) (1) the Houston Group or Seattle Group provided to the Seattle Group prior to the Distribution Date that Seattle reasonably needs in order for the Seattle Business to continue to operate in substantially the same manner in which the Seattle Business operated prior to the Distribution Date, or (2) is not of the type described in clause (1) but that Seattle reasonably believes is necessary for Seattle to operate the Seattle Business in substantially the same manner in which the Seattle Business operated prior to the Distribution Date, and in each case, such service was not included on Schedule A (other than because the Parties specifically agreed in writing that such particular service shall not be provided [, including all such services set forth on Schedule X]) (the services referenced in clause (A)(1), the “Omitted Houston Services” and in clause (A)(2), the “Additional Services”), or (B) the Seattle Group provided to the Houston Group prior to the Distribution Date that Houston reasonably needs in order for the Houston Business to continue to operate in substantially the same manner in which the Houston Business operated prior to the Distribution Date, and such service was not included on Schedule B (other than because the Parties specifically agreed in writing that such particular service shall not be provided[, including all such services set forth on Schedule Y]) (together with the Omitted Houston Services, the “Omitted Services”), and (ii) provides a written change request (in the form agreed by the Parties) to the other Party requesting such Omitted Service or Additional Service within ninety (90) days after the Distribution Date, then such other Party shall provide such requested Omitted Service or negotiate in good faith to provide such requested Additional Service, as applicable; provided, however, that neither Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service. The Service Charges associated with any such Additional Services or Omitted Services will be determined in accordance with the terms set forth in Section 4.1(a). The Parties shall document such terms in a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable. The Service Schedule shall describe in reasonable detail the nature, scope, service period(s), and other terms applicable to such Additional Services or Omitted Services. Each such Service Schedule shall be deemed part of this Agreement as of the date of such agreement and the Additional Services or Omitted Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

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(b)               After the Distribution Date, if a Provider or Recipient desires to adjust any Services or change the manner in which Services are provided (such adjustments and changes other than the addition of Additional Services, “Service Adjustments”), then such Provider or Recipient, as applicable, will provide a written change request (in the form agreed by the Parties) to the other Party, and the Parties shall negotiate in good faith to make such Service Adjustments; provided, however, that the Provider shall not be obligated to provide any Service Adjustment if the Provider and Recipient are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor) unless such Service Adjustment (i) is a decrease in the volume, amount, level, or frequency, as applicable, of a Service provided to the Recipient, or (ii) is required by a change in any Law applicable to the affected Services. If the Parties agree to any Service Adjustment, then the Parties shall document such terms in an amendment to the applicable Service Schedule. Each amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Service Adjustments set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(c)                Notwithstanding Section 2.3(b), but subject to the terms and conditions of this Agreement, including Section 5.1, Provider shall be entitled to make changes from time to time in the manner in which it performs any of the Services; provided that (i) Provider has furnished Recipient advance written notice (the same notice Provider provides its own business) thereof; (ii) Provider changes such practices and procedures for its own business units at the same time; and (iii) Provider gives Recipient a reasonable period of time for Recipient to (A) adapt its operations to accommodate such changes or (B) reject such changes. In the event Recipient fails to accept or reject a proposed change on or before a reasonable date specified in such notice of change, such failure shall be deemed to be an acceptance of such change. In the event Recipient rejects a proposed change, it may (i) terminate any affected Services upon thirty (30) days’ notice to the Provider, with such termination effective as of the end of the calendar month in which such notice period ends, or (ii) if it does not terminate an affected Service, Recipient agrees to pay any reasonable expenses resulting from Provider’s need to maintain different or multiple versions of the same system, procedures, technologies, or services or resulting from requirements of their third-party vendors.

Section 2.4            Services Not Included. No Services provided under this Agreement shall be construed as accounting, legal or tax advice or shall create any fiduciary obligations on the part of any Provider or any of its Affiliates to any Person, including to the Recipient or any of its Affiliates, and the Recipient shall not rely on, or construe, any Services rendered by or on behalf of the Provider as such professional advice.

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Section 2.5            Contract Management.

(a)                TSA Managers. Houston and Seattle will each designate the respective individual set forth in Schedule C to act as its initial services manager (the “Houston TSA Manager” and “Seattle TSA Manager,” respectively). The TSA Managers will be directly responsible for coordinating and managing the delivery of the Services provided by the applicable Party and have authority to act on such Party’s behalf with respect to matters relating to the provision of Services under this Agreement. The TSA Managers will work with the personnel of their respective Group, including the Workstream Representatives, to periodically address issues and matters raised by such personnel relating to the provision of the Services. Notwithstanding the requirements of Section 9.6 (Notices) of the Separation Agreement (incorporated by reference in Section 8.1), communications between the Parties regarding routine matters under this Agreement shall be made through the Parties’ TSA Managers. Each Party shall notify the other of the appointment of a different TSA Manager in accordance with Section 9.6 of the Separation Agreement.

(b)               Workstream Representatives. Each Party will designate a representative for each workstream within which Services are provided to such Party (e.g., finance, go to market, human resources, information technology, marketing, supply chain, support and services, tax) (each, a “Workstream Representative”). The Workstream Representatives will work with their respective TSA Owners to address issues relating to the Services, and will keep the TSA Managers informed of such issues. Each Party shall notify the other of the appointment of a different Workstream Representative in accordance with Section 9.6 of the Separation Agreement.

(c)                TSA Owners. Each Service Schedule sets forth a representative of each of Houston and Seattle (each, a “TSA Owner”) who will be responsible for the coordination of the Services provided under the applicable Service Schedule. The TSA Owners will keep their respective Workstream Representatives reasonably informed of any issues that arise with respect to the Services provided under their applicable Service Schedule. Each Party shall notify the other of the appointment of a different TSA Owner in accordance with Section 9.6 of the Separation Agreement.

Section 2.6            Personnel.

(a)                The Provider of any Service will make available to the Recipient of such Service such personnel (who shall be appropriately qualified for purposes of providing the applicable Service) as Provider determines may be necessary to provide such Service. Except as otherwise set forth in a Service Schedule, the Provider will have the right, in its sole discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

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(b)               In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service. The Recipient will have the right, in its sole discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, however, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c)                All employees and representatives of any Provider who provide Services under this Agreement shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of such Provider and not employees or representatives of the Recipient or any of its Affiliates. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider (and not the Recipient) and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

(d)               A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement only if the Recipient has granted prior written consent to such subcontractor, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider, but in no event less than a reasonable degree of care, and (ii) such Provider shall in all cases remain responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth herein, the acts and omissions of each subcontractor and the content of the Services provided to the Recipient (whether or not such subcontractor is operating within the scope of employment, agency, or contract). Notwithstanding the foregoing, the Recipient’s consent to a subcontractor shall not be required to the extent (A) such subcontractor was performing for the Provider services substantially similar to or the same as the applicable Services as of the date of this Agreement or (B) such subcontractor will perform for Provider and its Subsidiaries services that are the same as or substantially the same as the applicable Services and, in each case of clause (A) and (B), Provider provides Recipient with reasonable advance notice of such subcontractor.

(e)                Nothing in this Agreement shall grant the Provider, or its employees, agents and third-party providers that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or any member of its Group. Such employees, agents and third-party providers shall not be required to report to the management of the Recipient nor be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services or Service Adjustments) or otherwise expressly set forth in the Separation Agreement, another Transaction Document or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

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Section 2.7            Non-Exclusivity. Nothing in this Agreement shall preclude any Recipient from obtaining, in whole or in part, services of any nature that may be obtainable from the Provider, from its own employees or from providers other than the Provider.

Article III
ADDITIONAL ARRANGEMENTS

Section 3.1            Computer-Based and Other Resources. Each Party and its Subsidiaries shall cause all of their personnel having access to the computer software, networks, hardware, technology or computer-based resources of the other Party and its Subsidiaries in connection with the performance, receipt or delivery of a Service, to comply with all generally applicable security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of such other Party and its Affiliates of which written notice is provided by such other Party. Each Party shall ensure that the access contemplated by this Section 3.1 shall be used by its personnel only for the purposes contemplated by, and subject to the terms of, this Agreement. Except as expressly provided in the Separation Agreement, any other Transaction Document or any other applicable agreement or as required in connection with the performance, receipt or delivery of a Service, each of the Parties and its Affiliates shall cease using (and shall cause their employees to cease using) the services made available by the other Party and its Affiliates prior to the Distribution Date.

Section 3.2            Access Rights.

(a)                Seattle shall, and shall cause its Subsidiaries to, allow Houston and its Subsidiaries and their respective Representatives and contractors, invitees, and licensees reasonable access to the facilities of Seattle and its Subsidiaries necessary for Houston to fulfill its obligations under this Agreement.

(b)               Houston shall, and shall cause its Subsidiaries to, allow Seattle and its Subsidiaries and their respective Representatives and contractors, invitees, and licensees reasonable access to the facilities of Houston and its Subsidiaries necessary for Seattle to fulfill its obligations under this Agreement.

(c)                Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford, following not less than five (5) business days’ prior written notice (or in the case of access required by a Governmental Authority or applicable Law, with reasonable notice to the extent possible) from the other Party and during normal business hours, (i) the other Party, its Subsidiaries and Representatives and contractors, invitees, and licensees escorted access to the facilities and personnel of the relevant Providers and (ii) a third party designated by the other Party and approved by the relevant Provider (such approval not to be unreasonably withheld), reasonable access to the information, systems and infrastructure of the Provider, in each case as reasonably necessary for the other Party to verify the Provider’s compliance with its obligations hereunder and the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, (A) such access shall not unreasonably interfere with any of the business or operations of such Provider, (B) if a Party determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each of such harm and consequence, (C) if a Party determines that providing such access requires a third-party consent, such access shall be subject to the receipt of such third-party consent, and (D) any third party that is provided access pursuant to this Section will be required to execute a non-disclosure agreement that restricts such third party from disclosing confidential information of the audited Provider to the Party that engaged such third party, except to the extent required to report on the extent to which the audited Provider is not in compliance with its obligations or its controls are not adequate. Notwithstanding anything to the contrary contained herein, Provider shall provide the access referenced in clauses (i) and (ii) in connection with any audit or access to the extent required by a Governmental Authority or applicable Law.

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(d)               Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

Section 3.3            Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including, as may be agreed by the Parties, with respect to the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services). Each Party shall (and shall cause other members of its Group) to provide to the other Party’s Group assistance reasonably necessary for such other Party’s Group to transition and migrate the Services provided to such other Party’s Group under this Agreement (including any terminated or expired Services) from such Party’s Groups’ systems, facilities and hosting environment to the systems, facilities and hosting environment of the other Party’s Group. Without limiting the foregoing, each Party shall assist the other Party with any migration of the data of such other Party’s Group as is reasonably necessary for such other Party’s Group to effect the separation of the Seattle Business and the Houston Business and to effect each Group’s transition to such systems, facilities and hosting environment. Notwithstanding any other provision of this Agreement, upon Seattle’s reasonable request, Houston shall promptly make available to Seattle (except as may otherwise be set forth in a Service Schedule, at Seattle’s expense for any reasonable actual, third-party out-of-pocket costs of Houston incurred in connection therewith) any and all Seattle Group data (complete and unaltered) possessed by or under the control of any member of the Houston Group as a result of its performance of any Services hereunder. Nothing in this Section 3.3 shall require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in a Service Schedule or elsewhere in this Agreement or otherwise agreed to in writing by the Parties or agreed to be reimbursed by the other Party.

Section 3.4            Data Protection. Concurrently with the execution and delivery hereof, the Parties will execute and deliver the Data Processing Agreement attached as Schedule D (the “Data Processing Agreement”), the terms of which are hereby incorporated by reference.

Section 3.5            Software License Terms.

(a)                Software owned by a Third Party (as defined in the Intellectual Property Matters Agreement) that is made available by a Provider to Recipient in connection with any Service (any such Software being referred to herein as “TSA-Licensed Software”) provided hereunder will be subject to the terms set forth in this Section 3.5 except as otherwise provided in the applicable Service Schedule, provided that no Software made available to any Party or its Affiliates pursuant to the Intellectual Property Matters Agreement, the License Agreement or another Transaction Document will be considered TSA-Licensed Software under this Agreement. If and to the extent that any TSA-Licensed Software includes third-party Software subject to additional terms and conditions, those additional terms and conditions will be set forth in the applicable Service Schedule. The Provider hereby grants to the Recipient a non-exclusive, non-transferable license to use, in object code form, any TSA-Licensed Software that is made available by the Provider pursuant to a Service Schedule. For the avoidance of doubt, the Provider that makes available any TSA-Licensed Software in connection with the provision of any Service retains the unrestricted right to enhance or otherwise modify such TSA-Licensed Software at any time; provided that such enhancements or other modifications do not disrupt or otherwise materially adversely affect the provision of such Service to, or the receipt of the Service by, the Recipient.

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(b)               The Recipient may not exceed the number of licenses, agents, tiers, nodes, seats, or other use restrictions or authorizations, if any, specified in the applicable Service Schedule, provided that such restrictions or authorizations shall in no event be more restrictive than those applicable to the Recipient’s use of the applicable TSA-Licensed Software prior to the Distribution Date. Some TSA-Licensed Software may require license keys or contain other technical protection measures, in each case which shall be specified in the applicable Service Schedule. The Recipient acknowledges that the Provider may monitor the Recipient’s compliance with use restrictions and authorizations remotely, or otherwise. If the Provider makes a license management program available which records and reports license usage information, the Recipient agrees to appropriately install, configure and execute such license management program.

(c)                Unless otherwise permitted by the Provider or set forth in the applicable Service Schedule, the Recipient may only make copies or adaptations of the TSA-Licensed Software for archival purposes or when copying or adaptation is an essential step in the authorized use of TSA-Licensed Software. If the Recipient makes a copy for backup purposes and installs such copy on a backup device, the Recipient may not operate such backup installation of the TSA-Licensed Software without paying an additional license fee, except in cases where the original device becomes inoperable. If a copy is activated on a backup device in response to failure of the original device, the use on the backup device must be discontinued when the original or replacement device becomes operable. The Recipient may not copy the TSA-Licensed Software on to or otherwise use or make it available on, to, or through any public or external distributed network. TSA-Licensed Software that allows use over the Recipient’s intranet requires restricted access by authorized users only.

(d)               The Recipient must reproduce all copyright notices that appear in or on the TSA-Licensed Software (including documentation) on all permitted copies or adaptations. Copies of documentation are limited to internal use.

(e)                Notwithstanding anything to the contrary herein, certain TSA-Licensed Software may be licensed under the applicable Service Schedule for use only on a computer system owned, controlled, or operated by or solely on behalf of the Recipient which shall be further identified by the Provider in such Service Schedule by the combination of a unique number and a specific system type (“Designated System”) and such license will terminate in the event of a change in either the system number or system type, an unauthorized relocation, or if the Designated System ceases to be within the possession or control of the Recipient.

(f)                The Recipient will not modify, reverse engineer, disassemble, decrypt, decompile, or make derivative works of the TSA-Licensed Software. Where the Recipient has other rights mandated under statute, the Recipient will provide the Provider with reasonably detailed information regarding any intended modifications, reverse engineering, disassembly, decryption, or decompilation and the purposes therefor.

(g)               The Recipient may permit a consultant or subcontractor or other third party to use TSA-Licensed Software at the licensed location for the sole purpose of providing services to or on behalf of the Recipient.

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(h)               Upon expiration or termination of the Service Schedule under which TSA-Licensed Software is made available, the Recipient will destroy the TSA-Licensed Software. The Recipient will remove and destroy or return to the Provider any copies of the TSA-Licensed Software that are merged into adaptations, except for individual pieces of data in the Recipient’s database. The Recipient will provide certification of the destruction of TSA-Licensed Software, and copies thereof, to the Provider. The Recipient may retain one copy of the TSA-Licensed Software subsequent to expiration or termination solely for archival purposes.

(i)                 The Recipient may not sublicense, assign, transfer, rent, or lease the TSA-Licensed Software to any other person except as permitted in this Section 3.5.

(j)                 The Recipient agrees that the Provider may engage a third party designated by the Provider and approved by the Recipient (such approval not to be unreasonably withheld, it being understood that such approval may be reasonably withheld in the event the proposed third party is a direct competitor of the Recipient) to audit the Recipient’s compliance with the software license terms for any TSA-Licensed Software. Any such audit will be at the Provider’s expense, require reasonable advance written notice, and will be performed during normal business hours. Such third party will be required to execute a non-disclosure agreement that restricts such third party from using or disclosing to the Provider or any third party any confidential information of the Recipient, except to the extent required to report on the extent to which the Recipient is not in compliance with the software license terms.

Section 3.6            [Joint Developments.

(a)                Certain Service Schedules contemplate that the Parties or their respective Affiliates will engage in activities expressly specified as “joint development” activities with respect to software, technology or other subject matter (“Joint Developments”). Unless otherwise provided in an applicable Service Schedule, Joint Developments shall be governed by this Section 3.6. Any trade secrets or other confidential information embodied in or comprising any Joint Development shall be deemed to be both Houston Confidential Information and Seattle Confidential Information; provided, however, that such obligations shall not affect either Party’s rights as a joint owner in such Joint Developments.

(b)               Joint Developments, and all Intellectual Property Rights therein and thereto, shall be jointly owned by the Parties or their applicable Affiliates. Each Party and its Affiliates will have the right to (i) use and exploit the Joint Developments, (ii) license the Joint Developments to third parties on a non-exclusive basis, and (iii) transfer its joint ownership interest in any or all Joint Developments to any third party, in each case (x) without restriction, (y) without the consent of the other Party, and (z) without the obligation to account to the other Party for profits derived therefrom.

(c)                Should either Party or an Affiliate thereof desire at any time to register a copyright covering any Joint Development or seek patent protection for any invention included in the Joint Developments in any jurisdiction, such Party (the “Registering Party”) shall notify the other Party (the “Non-Registering Party”) in writing of its intent and the reasons therefor. The Non-Registering Party promptly shall communicate in writing any objections it may have with respect thereto. In the absence of any written objections within thirty (30) days after the date of such notice, the Registering Party shall be free to proceed with the desired registration in the name of both Parties. In the event of any such objections by the Non-Registering Party, the Parties shall discuss and negotiate reasonably and in good faith to resolve the objections based on each Party’s business objectives with respect to the relevant item of Joint Developments. The Registering Party will consult with the Non-Registering Party with respect to any material developments in prosecuting any patent application or other application filed by the Registering Party pursuant to this Section 3.6(c) with respect to Intellectual Property Rights covering a Joint Development and consider in good faith any comments or feedback received from the Non-Registering Party. The Parties shall share equally any actual and reasonable out-of-pocket expenses (excluding the value of the time of either Party’s employees; each Party shall alone bear its employee expenses) incurred in connection with any such registration. The Registering Party promptly shall provide the Non-Registering Party with copies of each application and issued registration or issued patent under this Section 3.6(c).

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(d)               If either Party or any Affiliate thereof becomes aware of any actual infringement or misappropriation of Joint Developments by a third party, such Party shall communicate within a reasonable time the details to the other Party, and the Parties will meet and confer regarding any enforcement action with respect to such Joint Developments. If the Parties decide jointly to bring an action for infringement or misappropriation of such Joint Developments, the Parties shall equally share all actual and reasonable expenses associated therewith (except for the value of the time of each Party’s employees in connection with the action; each Party shall alone bear its employee expenses) and any resulting damages or compensation, including any amounts paid in settlement. If the Parties decide not to jointly bring such an action, either Party or any of its Affiliates may, at its own expense (including, as the Parties shall agree on a case-by-case basis, compensation, if any, of the other Party for the value of time of the other Party’s employees as reasonably required in connection with the action), enforce any Intellectual Property Rights covering the relevant Joint Development against any third-party infringer without the consent of the other Party, subject to the following: (i) neither Party shall have any obligation to be joined as a party plaintiff in such action without its prior written consent, which may be granted or withheld in its sole discretion, regardless of whether such joinder is required in order to confer jurisdiction in the jurisdiction in which the action is to be brought, (ii) if either Party brings any such action on its own, including cases in which the other Party consents to be named as party plaintiff, the Party bringing the action agrees to defend, indemnify and hold harmless the other Party for all losses, costs, liabilities and expenses arising out of or related to the bringing of such action, and (iii) the Party bringing such action shall not take any action, or make any admissions, that may affect the validity of any registration for the jointly-owned Intellectual Property Rights being asserted in such action or the confidentiality of any jointly-owned trade secrets in any Joint Developments without the prior written consent of the other Party. If the enforcing Party or its Affiliate recovers any damages or compensation for any action brought by the enforcing Party or such Affiliate, including any settlement, the enforcing party or its Affiliates shall retain one hundred percent (100%) of such damages. If the Parties cooperate in any such enforcement action, then any recovery of damages or compensation shall be allocated pursuant to mutual agreement.]1

Section 3.7            Ownership of Work Product. In the event the Provider or any of its Affiliates creates, conceives, or develops any Technology or Intellectual Property Rights solely in connection with providing the Services to the Recipient (collectively, “Work Product”), then such creation, conception, or development shall be considered a “work made for hire” under applicable Law and shall be owned by the Recipient. To the extent such creation, conception, or development is not considered a “work made for hire” under applicable Law, then the Provider (on behalf of itself and its Affiliates) hereby assigns, transfers, conveys, and delivers, and shall cause its Affiliates to assign, transfer, convey, and deliver, to the Recipient, without further consideration, all of the Provider’s worldwide right, title, and interest in and to the Work Product (including all Intellectual Property Rights therein and thereto).

Section 3.8            Cybersecurity Services Standards and Policies. Each of the Parties agrees that, in connection with the receipt or performance of Services during the Term, it and its Affiliates will adhere to the Houston Information Security Standards and Houston Information Security Policy existing as of the Effective Date and attached as Schedule E hereto, in each case as they may hereafter be amended from time to time by written agreement of the Parties.

Section 3.9            Shared Applications. The Parties acknowledge that they or their respective Affiliates may be required in connection with the provision or receipt of any Service to access or use a software application and related data that is being accessed or used concurrently by the other Party or the other Party’s Affiliates. The Parties agree to reasonably cooperate to ensure that such concurrent use or access of such applications and related data does not result in the disruption of either Party’s or its Affiliates’ business activities.

[1]	Note to Draft: Section 3.6 should be included only if any of the services provided under the TSA will involve joint development activities.

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Section 3.10        Cooperation Regarding Routine Requests for Information and Certain Services.

(a)                The Parties acknowledge and agree that the Parties and their Affiliates may require in connection with the provision or receipt of any Service documents or Information in the possession of the other Party or the other Party’s Affiliates from time to time during the Term. During the Term and for two years thereafter, Provider shall keep books and records relating to the provision of the Services in a manner consistent with how such books and records were kept by Provider (or its predecessor) with respect to the Houston Business or the Seattle Business (as applicable for the Provider) as of the Effective Date, subject to Provider’s records retention policies (as such policies may be amended or otherwise modified from time to time). Without limiting any Party’s obligations under any other provision of this Agreement with respect to cooperation and the provision of information or access to books and records, each Party agrees that it and its Affiliates will reasonably cooperate with the other Party and the other Party’s Affiliates with respect to routine requests for documents or Information that the other Party and the other Party’s Affiliates reasonably may make from time to time in connection with the provision or receipt of any Service, including promptly responding to any telephonic requests for Information that the other Party or the other Party’s Affiliates may make from time to time. For the avoidance of doubt, nothing in this Section 3.10(a) requires a Party to provide any consulting or other services to the requesting Party or the requesting Party’s Affiliates or to incur any expenses (other than the expense associated with its personnel responding to requests for Information).

(b)               If and to the extent either Party requests additional routine services or support from the other Party that requires the other Party to make available its personnel to the other Party or its Affiliates, including the provision of Information, and the other Party is not obligated to provide such additional services or support under the obligations it may have under this Agreement (including any Service Schedule) or the Separation Agreement, and if the amount of time expended by any individual providing such services and support represents or is expected to represent more than twenty percent (20%) of such individual’s work time during a calendar month, then the Parties will enter into a Service Schedule to be incorporated in Schedule A or Schedule B, as applicable, that will describe in reasonable detail the nature, scope, service period(s), payment and other terms applicable thereto. None of the services and support, including the provision of Information, provided under this Section 3.10(b) shall include the licensing or assignment of any Intellectual Property Rights except to the extent expressly provided in a Service Schedule entered into pursuant to this Section 3.10(b).

Article IV
SERVICE FEES; TAXES

Section 4.1            Costs and Disbursements.

(a)                Except as otherwise provided in the applicable Service Schedule, the Recipient of a Service shall pay to the Provider of such Service a fee (each fee constituting a “Service Charge”) for the Service equal to the Provider’s actual cost in providing such Service, plus the applicable markup provided for in Schedule F under the heading “Service Charges Markup” (the “Markup”). The Provider’s actual cost to provide the Services will be determined in accordance with the methodology (e.g., time and materials) set forth in the applicable Service Schedule. In no event will the Provider’s actual cost include any indirect overhead costs, including overhead costs for global functions, IT or real estate, except to the extent that recovery of such costs is expressly permitted under the applicable Service Schedule. The aggregate Service Charges and Markup paid by a Recipient with respect to a particular quarterly period during the Term (measured on a calendar basis and pro rated for any portion of a quarter in which the Term commences and ends) shall not exceed the applicable amount set forth under the heading “Quarterly Caps” on Schedule F (the “Quarterly Caps”).

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(b)               The actual costs incurred by the Provider will be determined on a monthly basis or on such other frequency as may be provided in the applicable Service Schedule or mutually agreed by the Parties, and the Provider shall provide with the applicable invoice all substantiation of actual costs that the Recipient may reasonably request.

(c)                During the Term, the amount of a Service Charge for any Service may increase or decrease to the extent of: (i) any increases or decreases mutually agreed to by the Parties, (ii) any increases or decreases in the Service Charges applicable to any Additional Services or Service Adjustments, (iii) any increase in the applicable Service Charge during a Service Extension, in accordance with Section 7.1(b), and (iv) any increase or decrease in the rates or charges imposed by any unaffiliated third-party provider that is providing Services. Together with any invoice for Service Charges, the Provider shall provide the Recipient with appropriate documentation to support such increase or decrease to the Service Charges.

(d)               Except as set forth in Section 4.1(a) or Section 4.1(g), the Provider shall be responsible for all out-of-pocket costs and expenses incurred by the Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) to the extent that such costs and expenses are not reflected in the Service Charge for such Services.

(e)                Unless otherwise agreed in writing by the Parties prior to the provision of the applicable Services, the amounts payable under this Agreement (i) for Services provided in the United States will be invoiced by the Party that is the Provider of the Services and paid by the Party that is the Recipient of the Services and (ii) for Services provided outside the United States will be invoiced by an Affiliate designated by the Party that is the Provider of the Services and paid by an Affiliate designated by the Party that is the Recipient of the Services. The Provider will provide an invoice to the Recipient no later than the 15th day of each month for the Service Charges and Transaction Taxes payable for, and reimbursable expenses incurred during, the prior month. The Recipient shall pay the undisputed amounts stated as due in each monthly invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within thirty (30) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the Provider. The Recipient shall notify the Provider promptly, and in no event later than thirty (30) days following receipt of the Provider’s invoice, of any amounts disputed in good faith and may withhold from the Recipient’s payment of the relevant invoice any such amounts. If the Recipient does not notify the Provider of any disputed amounts within such thirty (30)-day period, then Recipient will be deemed to have accepted the Provider’s invoice. Any such Dispute shall be resolved in accordance with Article VIII (Dispute Resolution) of the Separation Agreement (incorporated by reference in Section 8.1). Any invoiced undisputed amounts not paid within such thirty (30) day period shall be subject to interest from the due date until the date of payment, compounded monthly, at the Interest Rate. All amounts due and payable hereunder shall be invoiced and paid in (A) U.S. dollars or (B) if the Parties so agree, a foreign currency agreed by the Parties. With respect to any Provider that is domiciled outside of the United States that provides Services to a Recipient that is domiciled outside the United States, if required by any applicable Law or otherwise reasonably requested by a Party or an Affiliate thereof, any such Provider and such Recipient will enter into a local country agreement providing for the performance of such Services. Section 4.2 shall apply to these invoices accordingly.

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(f)                Subject to the confidentiality provisions applicable pursuant to Section 5.4, each Party shall, and shall cause its Subsidiaries to, provide, upon thirty (30) days’ prior written notice from the other Party, any information within such Party’s or its Subsidiaries’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one (1) such request during any fiscal quarter.

(g)               Any costs and expenses incurred by either Party in connection with obtaining any third-party consent contemplated by Section 5.1(b) that is required to allow the Provider to perform or cause to be performed any Service shall be borne by the Recipient.

(h)               If at any time after the Effective Date, any change in applicable Law or other material unanticipated change in the operating environment of the Houston Business or the Seattle Business materially decreases or increases (directly or indirectly) Provider’s cost of providing the Services, Provider shall notify Recipient of such decreased or increased cost and the Parties shall promptly negotiate in good faith to adjust the Service Charges for each Service to accurately and fairly account for such decreased or increased cost to Provider.

Section 4.2            Tax Matters.

(a)                Without limiting any provisions of this Agreement, the Service Charges are exclusive of, and the Recipient shall be responsible for and bear the economic burden of, (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar transaction Taxes, (ii) any value added, goods and services or similar transaction Taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Transaction Taxes”), in each case, that Provider is not at fault for causing and that are imposed or assessed as a result of the provision of Services by the Provider. To the extent that cross-border Services to be performed hereunder fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision and the Provider is not required to charge VAT with respect thereto, the Recipient agrees that it will (if required by applicable Law) itself account for such VAT in its own jurisdiction on the performance of such cross-border Services supplied to it hereunder and will provide to the Provider a valid VAT registration number (or equivalent documentation) in the jurisdiction with respect to the country or region of receipt of such cross-border Services. The Provider will issue legally compliant invoices to the Recipient usable by the Recipient to recover (by way of credit, input VAT, rebate or refund) Transaction Taxes in jurisdictions where they are recoverable. In the event the Tax authorities question the Transaction Tax treatment of the Services provided, the Provider and the Recipient will work together to issue corrected invoices where applicable. The Recipient and the Provider agree to utilize commercially reasonable efforts to collaborate regarding any requests for information, audit, controls or similar requests of the Tax authorities concerning Transaction Taxes with respect to the Services provided under this Agreement. The Provider and the Recipient agree to take commercially reasonable actions to cooperate in obtaining any refund, return or rebate, or applying exemption or zero-rating for Services giving rise to any Transaction Taxes, including filing any necessary exemption or other similar forms or providing valid VAT identification numbers or other relevant registration numbers, certificates or other similar documents. The Recipient shall promptly reimburse the Provider for any costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund, credit, return, rebate or the like of any Transaction Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based Taxes imposed on payments received by the Provider hereunder shall be borne by the Provider unless the Provider is required by Law to collect or obtain, or allowed to separately invoice for and collect or obtain, reimbursement of such Taxes from the Recipient.

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(b)               If the Parties agree that the Service Charges will be invoiced and paid centrally by the Parties, then no non-recoverable Taxes will be invoiced by the Provider as a result of such invoicing and payment arrangement.

(c)                The Recipient shall be entitled to deduct and withhold Taxes required by applicable Law to be withheld on payments made to the Provider pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay such deducted and withheld amount to the proper Governmental Authority and (ii) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall not “gross up” any amounts invoiced to the Recipient to account for any Taxes required to be withheld by applicable Law. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (A) required by any applicable Law or (B) which the Provider is entitled by any applicable Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment, and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(d)               If Provider becomes aware that any of its personnel’s performance of the Services on-site at any Recipient location is likely to exceed one (1) year, Provider will promptly provide Recipient with written notice thereof, and Parties shall cooperate in good faith to limit the duration of such personnel’s assignment at such Recipient site to less than one (1) year.

Section 4.3            No Right to Set-Off. The Recipient shall timely pay the full amount of undisputed Service Charges and shall not set off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient.

Article V
STANDARD FOR SERVICE

Section 5.1            Standard for Service.

(a)                Each Provider agrees (i) to perform any Services that it provides hereunder at substantially the same levels as those Services were provided by Provider prior to the Distribution Date and with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of such Provider prior to the Distribution Date or, if not so previously provided, then substantially similar to those which are applicable to similar services provided to the Provider’s Affiliates or other business units; (ii) if specific target performance metrics are set forth in a particular Service Schedule, it will provide the applicable Services in accordance with such metrics; and (iii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Distribution Date or, with respect to services for which same or similar services were not provided prior to the Distribution Date, in a manner that is substantially similar to the manner in which such Provider or its Affiliates responds with respect to internally provided services. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of this Section 5.1(a) so long as the applicable Provider complies with the foregoing clause (iii), provided that the Recipient shall be excused from its obligation to pay any applicable Service Charges during the continuance of such outage, interruption, or other failure.

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(b)               Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If the Provider is or becomes aware of any such potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow each Provider to perform or cause to be performed any Service, subject to Section 4.1(g). If, with respect to a Service, the Parties, despite the use of commercially reasonable efforts, are unable to obtain a required third-party consent or the performance of such Service by the Provider would continue to constitute a violation of applicable Law, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in Section 5.1(a) that would apply absent the exception provided for in the first sentence of this Section 5.1(b).

Section 5.2            Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND THAT EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 5.3            Compliance with Laws and Regulations. Each Party shall comply and cause its subcontractors to comply, and shall be responsible for its own compliance and its subcontractors’ compliance, with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

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Section 5.4            Treatment of Confidential Information. Except as otherwise set forth in this Section 5.4, Houston Confidential Information or Seattle Confidential Information that is disclosed by the respective Party or any of its Subsidiaries in connection with the provision or receipt of Services shall be subject to the confidentiality and use restrictions set forth in Section 7.2 (Confidentiality) of the Separation Agreement. Notwithstanding the foregoing: (a) neither Party, acting as the Provider, shall be permitted to use or disclose the other Party’s, acting as the Recipient, Confidential Information except to the extent required for the Provider to perform the Services for the Recipient, but not to perform services for itself or its subsidiaries; (b) without limiting anything set forth Section 7.2 (Confidentiality) of the Separation Agreement, the Software owned by Seattle or Houston shall constitute Seattle Confidential Information or Houston Confidential Information, respectively; and (c) upon the expiration of the Term or termination of this Agreement in its entirety, each Party shall, at the other Party’s option, either return to such other Party or destroy, the other Party’s Confidential Information then in its possession or under its control, provided that such obligation to destroy shall not extend to either Party’s Confidential Information that the other Party is entitled to possess under another Transaction Document.

Article VI
LIABILITY LIMITATIONS AND INDEMNIFICATION

Section 6.1            Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, except for (a) breaches of confidentiality obligations or Section 3.8, (b) claims arising from fraud, gross negligence, or willful misconduct and (c) intentional breaches of this Agreement, no Party shall be liable to the other Party or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by such Party (including any Affiliates and Representatives and any unaffiliated third-party providers, in each case, providing any applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to business interruptions or claims of customers, even if such Party has been advised of the possibility of such damages. This Section 6.1 shall not apply to any special, indirect, punitive, or consequential damages (including any such lost profits or damages calculated on multiples of earnings approaches) awarded to any third party for which a Party would otherwise be responsible under any of its indemnification obligations under this Agreement.

Section 6.2            Limitation of Liability. Except for (a) payment of Service Charges, (b) breaches of confidentiality obligations or Section 3.8, (c) claims arising from fraud, gross negligence, or willful misconduct, (d) intentional breaches of this Agreement, and (e) liability for indemnification with respect to third-party claims pursuant to Section 6.4, Section 6.5, Section 6.11, or Section 6.12, the liability of a Party and its Affiliates and Representatives, collectively, for any act or failure to act in connection with a Service Schedule (including the performance or breach of such Service Schedule), or from the sale, delivery, provision or use of any Services provided under or contemplated by a Service Schedule, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the sum of the Quarterly Caps for the first three quarters of the Term.

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Section 6.3            Obligation to Re-perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall promptly correct in all material respects such error, defect or breach or promptly re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider. The remedy set forth in this Section 6.3 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement; provided, however, that, with respect to any such breach, if Provider fails to so correct such error, defect or breach in re-performing such Services for the first time, such remedy shall, subject to the remaining provisions of this Article VI, cease to be Recipient’s sole and exclusive remedy for such breach. Any request for re-performance in accordance with this Section 6.3 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made as soon as reasonably practicable, the date such error, defect, or breach becomes apparent or should have reasonably become apparent to the Recipient.

Section 6.4            Houston Indemnity.

(a)                From and after the Distribution Date, Houston, in its capacity as a Recipient and on behalf of each of the other members of the Houston Group in their capacity as Recipients, shall indemnify, defend and hold harmless Seattle and the other Seattle Indemnified Parties from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) (collectively, “Losses”) suffered or incurred by the Seattle Indemnified Parties in connection with a third-party claim against such Seattle Indemnified Parties, which Losses result from any Houston Group member’s fraud, gross negligence, or willful misconduct in receiving the Services.

(b)               From and after the Distribution Date, Houston, in its capacity as a Provider and on behalf of each of the other members of the Houston Group in their capacity as Providers, shall indemnify, defend and hold harmless Seattle and the other Seattle Indemnified Parties from and against any and all Losses suffered or incurred by the Seattle Indemnified Parties in connection with a third-party claim against such Seattle Indemnified Parties, which Losses result from (i) any Houston Group member’s violation of Laws applicable to its performance under this Agreement, (ii) infringement or misappropriation of any third party’s Intellectual Property Rights in connection with any provision or receipt of Services, or (iii) any Houston Group member’s fraud, gross negligence, or willful misconduct in providing the Services; provided, however, that Houston shall not be deemed to have been grossly negligent or to have engaged in willful misconduct to the extent that Losses arise as a result of information provided by or on behalf of any Seattle Indemnified Party to any member of the Houston Group or any actions taken or omitted to be taken by the Houston or any other member of the Houston Group upon the written direction or instruction of the Seattle Indemnified Parties.

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Section 6.5            Seattle Indemnity.

(a)                From and after the Distribution Date, Seattle, in its capacity as a Recipient and on behalf of each of the other members of the Seattle Group in their capacity as Recipients, shall indemnify, defend and hold harmless Houston and the other Houston Indemnified Parties from and against any and all Losses suffered or incurred by the Houston Indemnified Parties in connection with a third-party claim against such Houston Indemnified Parties, which Losses result from any Seattle Group member’s fraud, gross negligence, or willful misconduct in receiving the Services.

(b)               From and after the Distribution Date, Seattle, in its capacity as a Provider and on behalf of each of the other members of the Seattle Group in their capacity as Providers, shall indemnify, defend and hold harmless Houston and the other Houston Indemnified Parties from and against any and all Losses suffered or incurred by the Houston Indemnified Parties in connection with a third-party claim against such Houston Indemnified Parties, which Losses result from the gross negligence or willful misconduct of Seattle or any other member of the Seattle Group in its performance of its obligations hereunder; provided, however, that Seattle shall not be deemed to have been grossly negligent or to have engaged in willful misconduct to the extent that Losses arise as a result of information provided by or on behalf of any Houston Indemnified Party to any member of the Seattle Group or any actions taken or omitted to be taken by Seattle or any other member of the Seattle Group upon the written direction or instruction of the Houston Indemnified Parties.

Section 6.6            Indemnification Procedures. The provisions of Section 6.6 (Certain Matters Relating to Indemnification of Third-Party Claims) of the Separation Agreement shall govern claims for indemnification under this Agreement, provided that, for purposes of this Section 6.6, in the event of any conflict between the provisions of the Separation Agreement and this Article VI, the provisions of this Agreement shall control.

Section 6.7            Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, Houston’s or Seattle’s express obligation in this Agreement to pay Service Charges for Services rendered in accordance with this Agreement.

Section 6.8            Exclusion of Other Remedies. Except to the extent provided in Section 6.3, the provisions of Section 6.3, 6.4 and 6.5 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Houston Group and the Seattle Group, as applicable, for any Liability with respect to breaches referenced in Section 6.3 and third party claims referenced in Sections 6.4 and 6.5, respectively, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 6.9            Other Indemnification Obligations Unaffected. For avoidance of doubt, this Article VI applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the other Transaction Documents).

Section 6.10        Liability Relating to Employees. The Parties do not anticipate any transfer of employees pursuant to any Automatic Transfer Regulations as a result of the provision of Services, the expiration or termination of this Agreement or the termination of one or more of the Services.

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Section 6.11        Seattle Indemnity Regarding Seattle Employees. If, as a result of the provision of Seattle Services or the expiration or termination of this Agreement or the termination of one or more of the Seattle Services, any contract of employment of any Seattle Employee has effect or is alleged to have effect as if originally made between Houston (or any member of the Houston Group) and such person as a result of the application of any Automatic Transfer Regulations, then:

(a)                Houston or the relevant member of the Houston Group may, within thirty (30) days after becoming aware of the application or alleged application of the Automatic Transfer Regulations to such contract, give notice to such person to terminate such contract;

(b)               Seattle shall indemnify, defend and hold harmless Houston or the relevant member of the Houston Group against any and all Losses arising in respect of: (i) the employment of any such person (whether arising before, on, or after the Employee Transfer Date); or (ii) the termination of the employment of such person, provided, in each case, that the termination takes effect within the timeframe referred to in Section 6.11(a) (or such longer period as may be necessary pursuant to applicable Law); and

(c)                if Houston or the relevant member of the Houston Group does not terminate such contract in accordance with Section 6.11(a), Seattle shall indemnify, defend and hold harmless Houston or the relevant member of the Houston Group against any and all Losses arising in respect of any breach or default by the relevant member of the Miami Entities relating to the employment of any such person whether on or before the Employee Transfer Date.

Section 6.12        Houston Indemnity Regarding Houston Employees. If, as a result of the provision of Houston Services or the expiration or termination of this Agreement or the termination of one or more of the Houston Services, any contract of employment of any Houston Employee has effect or is alleged to have effect as if originally made between Seattle (or any member of the Miami Entities) and such person as a result of the application of any Automatic Transfer Regulations, then:

(a)                Seattle or the relevant member of the Miami Entities may, within thirty (30) days after becoming aware of the application or alleged application of the Automatic Transfer Regulations to such contract, give notice to such person to terminate such contract;

(b)               Houston shall indemnify, defend and hold harmless Seattle or the relevant member of the Miami Entities against any and all Losses arising in respect of: (i) the employment of any such person (whether arising before, on, or after the Employee Transfer Date); or (ii) the termination of the employment of such person, provided, in each case, that the termination takes effect within the timeframe referred to in Section 6.12(a) (or such longer period as may be necessary pursuant to applicable Law); and

(c)                if Seattle or the relevant member of the Miami Entities does not terminate such contract in accordance with Section 6.12(a), Houston shall indemnify, defend and hold harmless Seattle or the relevant member of the Miami Entities against any and all Losses arising in respect of any breach or default by the relevant member of the Houston Group relating to the employment of any such person whether on or before the Employee Transfer Date.

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Article VII
TERM AND TERMINATION

Section 7.1            Term and Termination.

(a)                This Agreement shall be effective as of the Effective Time and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement (including as extended pursuant to Section 7.1(b)) and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety (the “Term”).

(b)               Except as otherwise specified in the applicable Service Schedule, the duration of the Services provided in each Service Schedule will be nine (9) months (the “Initial Term”). If the Recipient reasonably determines that it will require a Service to continue beyond the duration identified in the applicable Service Schedule or the end of a subsequent extension period, the Recipient may request the Provider to extend such Service for three (3) months by written notice to the Provider no less than sixty (60) days prior to end of the then-current Service duration. The Provider shall comply with each Service Extension request; provided, however, that (i) the Recipient may request no more than two (2) Service Extensions for any applicable Service; and (ii) the applicable Service Extension is not prohibited under applicable Law. The Service Charge payable during any Service Extension shall increase as specified in Schedule F and the applicable Service Schedule. The Parties shall amend the terms of the applicable Service Schedule to reflect the new Service duration within five (5) days following the Recipient’s request for a Service Extension, subject to the conditions set forth in this Section 7.1(b). Each such amended Service Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement.

(c)                (i) A Recipient may from time to time terminate this Agreement with respect to the entirety or any part of any individual Service provided (or to be provided) by Provider:

(A)             for any reason or no reason, effective as of the end of a calendar month, upon providing (i) with respect to a Service being terminated prior to six (6) months after the effective date thereof, at least ninety (90) days’ prior written notice to the Provider, (ii) with respect to a Service being terminated following six (6) months after the effective date thereof, thirty (30) days’ prior written notice to the Provider, or (iii) notice in accordance with such other notice period as may be specified in the applicable Service Schedule, provided that this provision will not prevent the expiration of any Service with a duration that is less than ninety (90) days; or

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(B)              if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient.

(ii)               A Provider may terminate this Agreement with respect to one or more Services provided (or to be provided) by Provider, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has materially breached any of its obligations under this Agreement relating to such Services, including making payment of Service Charges when due in accordance with this Agreement, and such failure shall continue uncured for a period of sixty (60) days after receipt by the Recipient of a written notice of such failure from the Provider.

(iii)             In the event of a termination under Section 7.1(c)(i) or (ii), the Recipient shall pay to the Provider any breakage or termination fees and costs specified in the applicable Service Schedules or, with respect to the termination by the Recipient of a part of an individual Service, any costs incurred by the Provider in connection with such termination that would not have otherwise been incurred but for the termination to the extent such costs cannot reasonably be mitigated or eliminated (“Termination Charges”). Provider shall provide Recipient with a good faith estimate of such costs upon Recipient’s request. The Provider will provide to the Recipient an invoice for the Termination Charges within thirty (30) days following the date of any termination of this Agreement under Section 7.1(c)(i) or (ii).

(iv)             The relevant Service Schedule shall be updated to remove any Service terminated under Section 7.1(c)(i) or (ii).

(v)               In the event that any Service is terminated other than at the end of a month, and the Service Charge associated with such Service is a fixed fee, such Service Charge shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Service Schedules and agree that if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.1(c)(i)(A), then the Parties shall negotiate in good faith to amend the Service Schedule relating to such affected continuing Service.

Section 7.2            Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the applicable Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for (a) the Service Charges owed and payable in respect of Services provided prior to the effective date of termination and (b) any applicable Termination Charges payable in accordance with Section 7.1(c)(iii). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), this Section 7.2, Article VIII, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges shall continue to survive indefinitely.

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Article VIII
MISCELLANEOUS

Section 8.1            Incorporation by Reference. Except for Sections 8.7 (Limitation on Certain Damages), 9.6 (Termination), and 9.9 (Assignment; No Third-Party Beneficiaries) of the Separation Agreement, this Agreement is subject to all of the terms, conditions and limitations set forth in Article VIII (Dispute Resolution) and Article IX (Miscellaneous) of the Separation Agreement, which by this reference are hereby incorporated into and made a part of this Agreement, mutatis mutandis, as if they were set forth in their entirety herein.

Section 8.2            Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement (a) to any member of its Group (including in connection with any restructuring, reorganization, or similar transaction), or (b) to a lender as collateral security; provided, however, that no such assignment with respect to clauses (a) and (b) shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Except as provided in Article VI with respect to Indemnified Parties and the Miami Entities, this Agreement is for the sole benefit of the Parties and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.3            No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of the other Party in the conduct of such other Party’s business. The Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local, or foreign.

Section 8.4            Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing, and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.5            Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by Governmental Authorities (including taxing authorities), standards organizations, customers, or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards, or contract provisions. If a Governmental Authority, standards organization, customer, or other Party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents, or accounting practices and procedures pursuant to such applicable Law, standards, or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

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Section 8.6            Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the Recipient acknowledges that it shall acquire no right, title, or interest (including any license rights or rights of use) in any Intellectual Property Rights which are owned or licensed by the Provider, by reason of the provision of the Services provided hereunder.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the Effective Time.

HEWLETT PACKARD ENTERPRISE COMPANY

By:
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

SEATTLE SPINCO, INC.

By:
Name:	[●]
Title:	[●]

[Signature Page to Transition Services Agreement]